Exhibit 8.2





                                                                   April 1, 2002




Ford Motor Credit Company
One American Road
Dearborn, MI 48126



Ladies and Gentlemen:

                  In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $1,000,000,000 aggregate principal amount of its 6 1/2% Global Landmark Securities due January 25, 2007 and $1,000,000,000 aggregate principal amount of its 7 1/4% Global Landmark Securities due October 25, 2011, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated March 18, 2002 relating to Registration Statement No. 333-75234, as amended.



                                              Very truly yours,


                                              /s/ Shearman & Sterling